As filed with the Securities and Exchange Commission on May 5, 2021
Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _____________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
 _____________________________________
REALOGY HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	20-8050955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 Park Avenue	07940
Madison, NJ	(Zip Code)
(Address of Principal Executive Offices)
Realogy Holdings Corp. Amended and Restated 2018 Long-Term Incentive Plan
(Full title of the plan)
 ____________________________________
Marilyn J. Wasser, Esq.
Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
(Name and address of agent for service)

(973) 407-2000
(Telephone Number, Including Area Code, of Agent for Service)
 ____________________________________
Copies to:
Thomas W. Greenberg, Esq.
Michael J. Hong, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000
 ____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer
Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share, to be issued under the Realogy Holdings Corp. Amended and Restated 2018 Long-Term Incentive Plan (the “Plan”)	3,000,000	$17.27 (3)	$51,810,000	$5,652.47
(1)This registration statement on Form S-8 (the "Registration Statement") registers the issuance of 3,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Realogy Holdings Corp. (the "Registrant") that have been added to the award pool pursuant to the Realogy Holdings Corp. Amended and Restated 2018 Long-Term Incentive Plan (the "Plan").
(2)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on April 30, 2021.
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EXPLANATORY NOTE
Previously, the Registrant registered shares of Common Stock under the Realogy Holdings Corp. 2018 Long-Term Incentive Plan (the “Plan”) pursuant to a Registration Statement on Form S-8 (File No. 333- 224609) filed on May 2, 2018 (the “2018 Registration Statement”). This Registration Statement on Form S-8 is being filed solely to register the additional 3,000,000 shares of Common Stock that may be issued under the Plan listed herein which were added to the Plan when the amendment and restatement of the Plan was approved by a vote of the Registrant’s stockholders on May 5, 2021. Pursuant to General Instruction E to Form S-8, the contents of the 2018 Registration Statement are incorporated into this Registration Statement by reference, except that the provisions contained in Part II of the 2018 Registration Statement are modified as set forth below.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed with the SEC are incorporated by reference in this registration statement:
(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021 (except for the Report of Independent Registered Public Accounting Firm and the related financial statements of Realogy Group LLC);
(b)    the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 5, 2021;
(c)    the Registrant’s Current Reports on Form 8-K, filed with the SEC on January 6, 2021 (Item 8.01 only), January 7, 2021, January 11, 2021, January 27, 2021, February 2, 2021 (Item 8.01 only), February 3, 2021, February 4, 2021, March 19, 2021, and May 5, 2021;
(c)     the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2021 Annual Meeting of Stockholders, filed with the SEC on March 19, 2021, as amended by Amendment No. 1 to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 22, 2021; and
(d)    the description of the Registrant’s Common Stock, which is contained in Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 5, 2021, including any amendment or report filed for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
None.

Item 6. Indemnification of Directors and Officers.
Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability:
•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for any unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or
•for any transaction from which the director derived any improper personal benefit.
However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.
Our amended and restated certificate of incorporation provides that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We also indemnify any person who, at our request, is or was serving as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our Board of Directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers, which may be deemed to be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their status or service as directors or officers.
The right to be indemnified includes the right of an officer or a director to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.
Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to such person’s status or any activities prior to such amendment, repeal or adoption.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
Exhibit No.     Description
4.1        Fifth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2021)
4.2            Fifth Amended and Restated Bylaws of Realogy Holdings Corp., as adopted by the Board of Directors, effective February 25, 2019 (Incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K for the year ended December 31, 2018)
4.3            Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.88 to Amendment No. 5 to the Registration Statement on Form S-1, filed with the SEC on October 5, 2012)
5.1*            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1**            Realogy Holdings Corp. Amended and Restated 2018 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2021)
15.1*            Letter Regarding Unaudited Interim Financial Statements
23.1*            Consent of PricewaterhouseCoopers LLP
23.2*            Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)
24.1*            Power of Attorney (included on signature page)
_______________
*    Filed herewith.
**    Compensatory plan or arrangement.
Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of New Jersey, on this 5th day of May 2021.
REALOGY HOLDINGS CORP.

By: /s/ CHARLOTTE C. SIMONELLI
                            Name:    Charlotte C. Simonelli
                            Title:    Executive Vice President,
                                Chief Financial Officer and Treasurer

POWER OF ATTORNEY
Each person whose individual signature appears below hereby authorizes and appoints Ryan M. Schneider, Charlotte C. Simonelli and Marilyn J. Wasser, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ RYAN M. SCHNEIDER	Chief Executive Officer and President (Principal Executive Officer) and Director	May 5, 2021
Ryan M. Schneider

/s/ CHARLOTTE C. SIMONELLI	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 5, 2021
Charlotte C. Simonelli

/s/ TIMOTHY B. GUSTAVSON	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 5, 2021
Timothy B. Gustavson

/s/ MICHAEL J. WILLIAMS	Chairman of the Board of Directors	May 5, 2021
Michael J. Williams

/s/ FIONA P. DIAS	Director	May 5, 2021
Fiona P. Dias

/s/ MATTHEW J. ESPE	Director	May 5, 2021
Matthew J. Espe

/s/ V. ANN HAILEY	Director	May 5, 2021
V. Ann Hailey

/s/ BRYSON R. KOEHLER	Director	May 5, 2021
Bryson R. Koehler

/s/ DUNCAN L. NIEDERAUER	Director	May 5, 2021
Duncan L. Niederauer

/s/ ENRIQUE SILVA	Director	May 5, 2021
Enrique Silva

/s/ SHERRY M. SMITH	Director	May 5, 2021
Sherry M. Smith

/s/ CHRISTOPHER S. TERRILL	Director	May 5, 2021
Christopher S. Terrill

/s/ FELICIA WILLIAMS	Director	May 5, 2021
Felicia Williams